Exhibit 8.2

McGuireWoods LLP Promenade 1230 Peachtree Street, N.E. Suite 2100 Atlanta, GA 30309-3534 Phone: 404.443.5500 Fax: 404.443.5599 www.mcguirewoods.com

December 4, 2015

The Board of Directors of

Jacksonville Bancorp, Inc.

100 North Laura Street

Jacksonville, Florida 32202

Re:	Merger of Jacksonville Bancorp, Inc. with and into Ameris Bancorp
United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have served as counsel to Jacksonville Bancorp, Inc. (“JAXB”), a Florida corporation, in connection with the contemplated merger (the “Merger”) of JAXB with and into Ameris Bancorp (“ABCB”), a Georgia corporation, pursuant to the Agreement and Plan of Merger dated as of September 30, 2015 (the “Agreement”), as described in the Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 to be filed by ABCB with the Securities and Exchange Commission (collectively referred to herein as the “Registration Statement”). This opinion concerning Federal income tax consequences is being rendered pursuant to the requirements of Section 6.3(e) of the Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Registration Statement and the Agreement.

Pursuant to a formula contained in the Agreement, each shareholder of JAXB will receive shares of ABCB Common Stock and/or cash for each share of JAXB Common Stock surrendered in the Merger, provided that (i) cash will also be paid in lieu of fractional shares of ABCB Common Stock, and (ii) any holder of JAXB Common Stock who perfects his dissenters’ rights of appraisal in accordance with the Florida Business Corporation Act shall be entitled to receive the fair value of such shares in cash.

In providing our opinion, we have examined and, with your consent, relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, (iii) certain written representations and covenants of JAXB and ABCB (the “Company Certificates”), and (iv) such other records, documents, and other instruments as we have deemed necessary for the purposes of this opinion letter.

Atlanta | Baltimore | Brussels | Charlotte | Charlottesville | Chicago | Jacksonville | London | Los Angeles

New York | Norfolk | Pittsburgh | Raleigh | Richmond | Tysons Corner | Washington, D.C. | Wilmington

December 4, 2015

In rendering our opinion, we have also relied, with your consent, upon the following assumptions:

(1)	The factual statements and representations set forth above, as well as those contained in the Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, JAXB, and ABCB.

(2)	The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	The Agreement constitutes a valid, legal, and binding obligation of the parties thereto, and is enforceable in accordance with its terms.

(4)	Other than the Agreement, there are no understandings or agreements between or among the Parties or their Affiliates that bear directly or indirectly on the Merger.

(5)	The Parties will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the IRC.

(6)	ABCB Common Stock will constitute at least 40 percent of the total consideration received by JAXB shareholders in the Merger in the aggregate based upon values determined on September 29, 2015 (the last business day preceding the execution of the Agreement).

(7)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

December 4, 2015

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) each of JAXB and ABCB will be a party to such reorganization within the meaning of Section 368(b) of the IRC with respect to the Merger, and (iii) the exchange in the Merger of JAXB Common Stock for ABCB Common Stock will not give rise to gain or loss to the shareholders of JAXB with respect to such exchange, except to the extent of any cash received. In addition, the discussion set forth in the section of the Registration Statement entitled "Material United States Federal Income Tax Consequences,” insofar as it relates to matters of United States Federal income tax, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of JAXB Common Stock.

Except as set forth above, we express no opinion as to the tax consequence to any party, whether Federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement, including, but not limited to, the potential merger of a subsidiary of JAXB with and into a subsidiary of ABCB.

The foregoing opinions are being furnished for the purpose referred to in the first paragraph of this opinion letter, and, except as noted below, this opinion letter is not to be furnished to any other person or entity or used or relied upon for any other purpose without our prior written consent. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

This opinion is effective as of the date hereof; it is based on current provisions of the IRC and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinions set forth herein.

December 4, 2015

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court.

We hereby consent to the inclusion of this form of opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material United States Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP